Universal Forest Products, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis

Director, Corporate Communications

(616) 365-1502

FOR IMMEDIATE RELEASE

Tuesday, October 17, 2017

UFPI posts record third quarter results

- Sales up 28 percent, net earnings up 21 percent over previous year

GRAND RAPIDS, Mich., October  17, 2017 – Universal Forest Products, Inc. (Nasdaq: UFPI) today reported record financial results for the third quarter ended September 30, 2017.

The Company’s net sales rose 28 percent over the same quarter of 2016, led by double-digit gains in each of its markets.  Net earnings rose 21 percent over 2016.  Both results beat the records set in the third quarter of 2016.

“These results underscore the strength of our balanced business model, which allows us to withstand adversity in one market or region and still grow sales and profitability,” said CEO Matt Missad. “Hurricanes Harvey, Irma and Maria created difficult conditions for some of our employees and operations in Texas, Florida and Puerto Rico and contributed to more lumber market volatility in September, impacting margins. Despite these challenges, our business performed exceptionally well, and I want to thank the hard working employees of the companies of Universal for their efforts.  We feel confident in our ability to continue to execute our strategic initiatives and deliver strong results.”

Third Quarter 2017 Highlights (comparisons on a year-over-year basis):

-	Net earnings attributable to controlling interest were $33.7 million, up 21 percent
-	Diluted earnings per share were $1.64, an increase of 21 percent
-	Net sales of $1,056.6 million represent a 28 percent increase
-

Unit sales accounted for 22 percent of the Company’s gross sales growth (this includes 15 percent from acquired businesses);  price increases, primarily due to the commodity lumber market, accounted for 6 percent

-

New product sales of $107.7 million increased by 21.7 percent and represented 10.2 percent of total Company net sales. The Company has introduced 35 new products in 2017 to date, including 12 during the third quarter.

-more-

Universal Forest Products, Inc.

By market, the Company reported the following third-quarter 2017 gross sales results:

Retail

$391.9 million, up 16 percent over the same period of 2016

The 16 percent increase in sales to the Retail market is the result of a 7 percent increase from acquisitions, a 5 percent increase from organic growth and a 4 percent increase in prices.

The Company benefited from a sales increase of 20 percent and 13 percent to independent and big box retailers, respectively, in the third quarter when compared to the same period of 2016.

Construction

$310.0 million, up 16 percent over the same period of 2016

The 16 percent increase in Construction sales was due to an 8 percent increase in unit sales and an 8 percent increase in prices. The increase in unit sales was led by a 12 percent increase to manufactured housing builders and an 8 percent increase to residential builders.

Industrial

$369.5 million, up 59 percent over the same period of 2016

The Company’s growth in this market is primarily due to its September 2016 acquisition of idX Corp. Excluding acquisitions, the Company grew sales in this market by 16 percent in the third quarter: 11 percent through organic growth and 5 percent through price increases.  The organic growth was primarily the result of new customer acquisitions and share gains with existing customers.

CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Wednesday, October 18, 2017. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866)  518-4547 and internationally at (213)  660-0879. Use conference ID 81854743. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through November 17, 2017, at the following numbers: (855) 859-2056 or (404) 537-3406.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE NINE MONTHS ENDED

SEPTEMBER 2017/2016

	Quarter Period				Year to Date
(In thousands, except per share data)	2017		2016		2017		2016
NET SALES	$1,056,586	100%	$826,665	100%	$2,975,091	100%	$2,380,909	100%

COST OF GOODS SOLD	911,899	86.3	708,611	85.7	2,561,424	86.1	2,028,629	85.2

GROSS PROFIT	144,687	13.7	118,054	14.3	413,667	13.9	352,280	14.8

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	92,416	8.7	74,502	9.0	273,676	9.2	223,153	9.4

EARNINGS FROM OPERATIONS	52,271	4.9	43,552	5.3	139,991	4.7	129,127	5.4

OTHER EXPENSE, NET	1,352	0.1	927	0.1	4,259	0.1	2,602	0.1

EARNINGS BEFORE INCOME TAXES	50,919	4.8	42,625	5.2	135,732	4.6	126,525	5.3

INCOME TAXES	16,250	1.5	13,861	1.7	44,855	1.5	43,268	1.8

NET EARNINGS	34,669	3.3	28,764	3.5	90,877	3.1	83,257	3.5

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(976)	(0.1)	(945)	(0.1)	(2,480)	(0.1)	(2,828)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$33,693	3.2	$27,819	3.4	$88,397	3.0	$80,429	3.4

EARNINGS PER SHARE - BASIC	$1.65		$1.36		$4.32		$3.95

EARNINGS PER SHARE - DILUTED	$1.64		$1.36		$4.31		$3.94

COMPREHENSIVE INCOME	36,388		27,608		97,018		81,736

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(975)		(495)		(3,862)		(1,576)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$35,413		$27,113		$93,156		$80,160

SUPPLEMENTAL SALES DATA
	Quarter Period			Year to Date
Market Classification	2017	2016	%	2017	2016	%
Retail	$391,895	$339,275	16%	$1,162,785	$1,018,203	14%
Industrial	369,506	232,017	59%	982,675	661,718	49%
Construction	310,026	267,772	16%	872,997	740,393	18%
Total Gross Sales	1,071,427	839,064	28%	3,018,457	2,420,314	25%
Sales Allowances	(14,841)	(12,399)	-20%	(43,366)	(39,405)	-10%
Total Net Sales	$1,056,586	$826,665	28%	$2,975,091	$2,380,909	25%

Universal Forest Products, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

SEPTEMBER 2017/2016

(In thousands)
ASSETS	2017	2016	LIABILITIES AND EQUITY	2017	2016

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$22,044	$36,683	Cash overdraft	$26,617	$13,940
Restricted cash	905	909	Accounts payable	171,774	137,979
Investments	10,781	10,453	Accrued liabilities	138,364	156,653
Accounts receivable	419,183	343,771	Current portion of debt	2,197	1,584
Inventories	412,486	369,928
Other current assets	23,201	29,043

TOTAL CURRENT ASSETS	888,600	790,787	TOTAL CURRENT LIABILITIES	338,952	310,156

OTHER ASSETS	17,515	11,173
INTANGIBLE ASSETS, NET	255,330	224,186	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	145,884	110,362
			OTHER LIABILITIES	51,638	43,029
PROPERTY, PLANT AND EQUIPMENT, NET	325,109	284,491	EQUITY	950,080	847,090

TOTAL ASSETS	$1,486,554	$1,310,637	TOTAL LIABILITIES AND EQUITY	$1,486,554	$1,310,637

Universal Forest Products, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED

SEPTEMBER 2017/2016

(In thousands)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$90,877	$83,257
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	36,010	29,014
Amortization of intangibles	3,549	1,868
Expense associated with share-based compensation arrangements	1,978	1,568
Expense associated with stock grant plans	144	105
Deferred income taxes (credit)	117	(53)
Equity in earnings of investee	(25)	(241)
Net gain on disposition and impairment of assets	(437)	94
Changes in:
Accounts receivable	(121,688)	(69,357)
Inventories	(820)	21,683
Accounts payable and cash overdraft	53,424	35,026
Accrued liabilities and other	34,221	33,413
NET CASH FROM OPERATING ACTIVITIES	97,350	136,377

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(57,189)	(35,723)
Proceeds from sale of property, plant and equipment	2,121	516
Acquisitions and purchase of noncontrolling interest, net of cash received	(59,859)	(66,615)
Repayments of debt of acquiree	—	(92,830)
Purchase of remaining noncontrolling interest of subsidiary	—	(1,100)
Cash contributed from noncontrolling interest	464	—
Advances of notes receivable	(234)	(5,400)
Collections of notes receivable and related interest	1,334	5,819
Purchases of investments	(15,928)	(4,468)
Proceeds from sale of investments	8,000	1,395
Other	(84)	(1,733)
NET CASH USED IN INVESTING ACTIVITIES	(121,375)	(200,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	610,038	52,479
Repayments under revolving credit facilities	(573,829)	(27,177)
Proceeds from issuance of common stock	476	396
Distributions to noncontrolling interest	(3,272)	(3,160)
Dividends paid to shareholders	(9,207)	(8,529)
Repurchase of common stock	(12,976)	—
Other	—	(28)
NET CASH FROM (USED IN) FINANCING ACTIVITIES	11,230	13,981

Effect of exchange rate changes on cash	1,255	(969)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,540)	(50,750)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	34,489	88,342

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,949	$37,592

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$34,091	$87,756
Restricted cash, beginning of period	398	586
All cash and cash equivalents, beginning of period	$34,489	$88,342

Cash and cash equivalents, end of period	$22,044	$36,683
Restricted cash, end of period	905	909
All cash and cash equivalents, end of period	$22,949	$37,592